Exhibit 10.1
Amendment to the
Bank of Granite
Salary Continuation Plan
     The Bank of Granite Salary Continuation Plan (“Plan”), which was amended and restated on January 1, 2008, is hereby amended, pursuant to the provisions of Plan Section IX, as follows:
     A new Section X is added to read as follows:
X.	Freezing Benefits
A.	No additional benefits will accrue under the Plan after October 31, 2009. Participants’ vested benefits accrued as of October 31, 2009 will be frozen, and no new members will enter the Plan after October 31, 2009. After October 31, 2009, no changes in a participant’s compensation from the Bank or additional service with the Bank will affect the calculation of the participant’s benefits under the Plan. Participants will not earn additional vesting service under Section V of the Plan for service performed with the Bank after October 31, 2009.
B.	After October 31, 2009, the benefits paid under the Plan in the event of (i) a Separation from Service within 2 years following a Change in Control, or (ii) death while actively employed by the Bank on a full-time basis, will be determined, calculated and paid in the same manner (including the application of the vesting rules in Plan Section V) as the Early Termination of Service Benefit under Section C of the Participation Agreements; provided, however, that a payment made on account of death will commence 60 days following a Separation from Service.
     This Amendment is effective November 1 2009, and is executed this 31st day of October, 2009.

Date: October 31, 2009	Bank of Granite
	By:	/s/ R. Scott Anderson
Title: President

By:	/s/ Jerry A. Felts
Title: Chief Operating Officer